Filed pursuant to Rule 433
June 1, 2006

Relating to
Amendment No. 1 to Pricing Supplement No. 57 dated May 23, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes

Pricing Sheet – June 1, 2006

96% Protected Currency-Linked Notes due June 6, 2008
Based on the Performance of the Chinese Renminbi/U.S. Dollar Exchange Rate

Offering Price:	$1,000 per Note
Aggregate Principal Amount:	$16,090,000 (increased from $14,000,000)
Pricing Date:	May 23, 2006
Original Issue Date (Settlement):	June 6, 2006
Maturity:	June 6, 2008
Coupon:	None
Maturity Redemption Amount:	$960 + ($1,000 * Exchange Rate Performance * Participation Rate)
Minimum Payment Amount:	$960
Exchange Rate Performance:	The Exchange Rate Performance is a percentage, whether positive or negative, described by the following formula:

Initial Exchange Rate:	8.0176
Final Exchange Rate:	The Exchange Rate (as defined in Pricing Supplement No. 57 dated May 23, 2006) on May 28, 2008 (subject to adjustment).
Participation Rate:	130%
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61746SCQ0
Agent:	Morgan Stanley & Co. Incorporated
Price to Public:	Per Note: 100%
Total: $1,000
Agent’s Commissions:	Per Note: 1.75% ($17.50 per Note)
Total: $281,575
Proceeds to Company:	Per Note: 98.25%
Total: $15,808,425

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 57, dated May 23, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006